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                                                                   EXHIBIT 99.1


                       (America Service Group Inc. Logo)


                           N E W S   R E L E A S E

FOR IMMEDIATE RELEASE



CONTACT:  MICHAEL CATALANO                          BRUCE A. TEAL
          PRESIDENT AND CHIEF EXECUTIVE OFFICER     SR. VICE PRESIDENT AND CHIEF
          (615) 376-1319                             FINANCIAL OFFICER
                                                    (615) 376-1361


                         AMERICA SERVICE GROUP ANNOUNCES
                              FIRST QUARTER RESULTS
                  ---------------------------------------------
                   EMSA ACQUISITION ACCRETIVE IN FIRST QUARTER


First Quarter Highlights:

-      EMSA transaction completed and accretive in first quarter
-      Covered inmates expanded by 115%
-      Bank debt reduced by $10 million, or 21%

NASHVILLE, Tennessee (April 27, 1999) -- America Service Group Inc. (NASDAQ:ASGR) announced today that its first quarter results reflect record levels of revenues and income from operations. The results include the Company's acquisition of EMSA Government Services (EMSA), which was completed on January 26, 1999.

         Healthcare revenue for the first quarter of 1999 was $58.3 million, up 111% from $27.6 million a year ago. Net income attributable to common shares, before transitional expenses related to the EMSA acquisition, was $778,000, or $0.19 per diluted share. This compares with net income, before nonrecurring gain related to a settlement agreement with MedPartners, of $516,000, or $0.14 per diluted share, for the first quarter of 1998. As reported, net income attributable to common shares, including transitional expenses, was $435,000, or $0.12 per share, for the first quarter ended March 31, 1999.




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     105 Westpark Drive - Suite 300 - Brentwood, TN 37027 - 615-373-3100 -
                                Fax 615-376-9862


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ASGR Announces First Quarter Results
Page 2
April 27, 1999


         During the first quarter, healthcare expenses as a percent of revenue were 90% versus 89.9% in the prior year, exclusive of the MedPartners settlement impact. The Company immediately leveraged its corporate infrastructure, as selling, general and administrative expenses improved from 7.6% of revenues in the first quarter of 1998 to 5.2% of revenues in the first quarter of 1999.

         "This has been a very productive and rewarding quarter," said Michael Catalano, president and chief executive officer of America Service Group. "Our integration of the EMSA acquisition is right on track. The reaction of EMSA clients has been positive. Operating results met our expectations, and repayment of bank debt is ahead of schedule. This early momentum should lead to a year of added growth and value for our company."

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group contracts with approximately one hundred government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.



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                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)


                                                                                Three Months Ended
                                                                ------------------------------------------------
                                                                   March 31,   % of        March 31,     % of
CONSOLIDATED INCOME STATEMENT:                                      1999(1)   Revenue       1998(2)     Revenue
                                                                -----------   --------    ----------    -------
Healthcare revenue                                              $   58,281      100.0     $   27,632     100.0
Healthcare expenses                                                 52,478       90.0         24,482      88.6
                                                                ----------   --------     ----------    ------
Gross margin                                                         5,803       10.0          3,150      11.4
Selling, general and administrative expenses                         3,020        5.2          2,112       7.6
Depreciation and amortization                                          667        1.1            294       1.1
                                                                ----------   --------    -----------    ------
Income from operations                                               2,116        3.7            744       2.7
Interest, net                                                       (1,024)      (1.8)           132       0.5
                                                                ----------   --------    -----------    ------
Income before nonrecurring gain and taxes                            1,092        1.9            876       3.2
Nonrecurring gain                                                       --         --            586       2.1
                                                                ----------   --------    -----------    ------
Income before taxes                                                  1,092        1.9          1,462       5.3
Provision for income taxes                                             612        1.1             --        --
                                                                ----------   --------    -----------    ------
     Net income                                                        480        0.8          1,462       5.3
Preferred stock dividends                                               45        0.1             --       --
                                                                ----------   --------    -----------    ------
Net income attributable to common shares                        $      435        0.7     $    1,462       5.3
                                                                ==========   ========     ==========    ======

Net income per common share:
     Basic                                                      $     0.12                $     0.41
                                                                ==========                ==========
     Diluted                                                    $     0.12                $     0.41
                                                                ==========                ==========
Weighted average shares outstanding:
     Basic                                                           3,575                     3,530
                                                                ==========                ==========
     Diluted                                                         4,166                     3,591
                                                                ==========                ==========
Net income per common share, adjusted for charges(1)(2):
     Basic                                                      $     0.20                $     0.15
                                                                ==========                ==========
     Diluted                                                    $     0.19                $     0.14
                                                                ==========                ==========


(1) Included in March 1999 operations are approximately $496,000 of transitional expenses relating to the EMSA Government Services acquisition. The majority of the $496,000 relates to salaries and bonuses which are not anticipated to occur in the future. Exclusive of these transaction expenses, earnings would have been $778,000, or $0.19 per dilutive share.
(2) March 1998 healthcare expenses exclude $360,000 of costs covered as part of a settlement agreement with MedPartners, Inc. The $586,000 nonrecurring gain is also related to the settlement. Exclusive of these "one-time" items, March 1998 earnings would have been $516,000, or $0.14 per diluted share.



                                                            March 31,      Dec. 31,
CONSOLIDATED BALANCE SHEET:                                   1999           1998
                                                         -------------  --------------
Cash and short-term investments                          $       1,477    $      7,211
Other current assets                                            63,045          17,588
                                                         -------------    ------------
Current assets                                                  64,522          24,799
Cost in excess of net assets acquired                           48,080              --
Property and equipment, net                                      3,264           1,886
Other assets                                                     2,168           1,690
                                                         -------------    ------------
                                                         $     118,034    $     28,375
                                                         =============    ============

Current liabilities(3)                                   $      60,641    $     14,284
Other liabilities                                                1,477           1,300
Long-term debt                                                  37,000              --
Stockholders' equity(4)                                         18,916          12,791
                                                         -------------    ------------
                                                         $     118,034    $     28,375
                                                         =============    ============



(3) Includes $14,460,000 bridge loan which will be converted to redeemable convertible preferred stock subsequent to shareholder approval.
(4 Stockholders' equity includes $1.8 million of redeemable common stock for both March 1999 and December 1998 and $5.0 million of redeemable convertible stock for March 1999.


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